Exhibit 10.3

Loan Agreement

Agreement #:

Party A (Creditor): Guangdong Jianianhua Recreation Development Co., Ltd.

Business License #:914406057578576550

Address: Foshan City Nanhai Dist Shishan Town Songgang Nanguo Taoyuan Tian`an Hongji Huayuan Community

Tel:

Party B (Debtor): Qianhai Meijiao (Shenzhen) Consulting Management Co., Ltd.

Business License # 91440300MA5DAR2D5C

Address: Shenzhen City Qianhai Shengang Hezuo Dist Qianwan Yi Rd 1-A-201

Tel: 13458609443

Party B is seeking short term loan from Party A due to the shortage of working Capital. Party A is willing to lend such fund to Party B. Party A and Party B have reached and will strictly implement the following Loan Contract after friendly negotiation.

I.	Amount, usage, and delivery of loan

1.1	Party B will borrow RMB 1,000,000 (one million RMB)

1.2	The said loan in this agreement can only be used as daily working capital, but cannot be used for other purpose and illegal purpose

1.3	Party A will deliver the loan to Party B by wire transfer to Party B’s account. Once the fund has been wired out, the obligation of Party A is finished.

1.4	Party B will assign the following account as the receipt account:

Account name: Qianhai Meijiao (Shenzhen) Consulting Management Co., Ltd.

Bank:

Account #:

1.5	Party B should provide Party A a formal receipt once the fund is arrived. However, even if Party B doesn’t provide such receipt, this will not affect the fact that Party B has received such loan from Party A.

II.	Term of the loan and repayment

2.1	The term of the loan is from 2019/1/18 to 2019/7/17, in the circumstance that the actual wire transfer date is different, use the payment date as the starting date. Party B should repay the interests and principal by the end of this term.

2.2	Party B should repay the interests and principal before 2019/7/17. When make the repayment, Party B should wire transfer the fund to the following account assigned by Party A:
Account name: Guangdong Jianianhua Recreation Development Co., Ltd.
Bank:

III.	In the circumstance that Party B cannot repay the loan according to this agreement, the scope of Party B’s liability for the settlement of the loan and contract debts includes but is not limited to the borrowing principal, interest, penalty interest and Party A’s expenses for the realization of the creditor’s rights (including lawyer’s fees, litigation fees, travel expenses, evaluation auction fees, announcement fees, etc.)

IV.	Any disputes, if there are, shall be solved by the Parties through negotiation. If the disputes cannot be solved, a lawsuit shall be filed with the People’s court within the jurisdiction of both parties.

V.	Any format of notices and/or reminders should be sent by mail to the above addresses of both parties. Any formal notice should be deemed delivery after three days of mailing. Any change of contact information should be notified to the other party promptly.

VI.	The above-mentioned Contract is made in two copies, with each party sharing either copy of them, and shall come into force after the Contract is signed and the loan is received; and shall be terminated after Party B has paid off the loan and interests, if any.

Party A (signature and seal): Guangdong Jianianhua Recreation Development Co., Ltd.	Party B (signature and seal): Qianhai Meijiao (Shenzhen) Consulting Management Co., Ltd.
Date: January 18, 2019	Date: January 18, 2019